Exhibit 99.1

FOR IMMEDIATE RELEASE
December 12, 2008	For More Information Contact:
Steven M. Zagar
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Continues Participation in the FDIC’s

Temporary Liquidity Guarantee Program

Elizabethtown, Kentucky, December 12, 2008 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced that its wholly-owned subsidiary, First Federal Savings Bank, has elected to continue to participate in the Transaction Account Guarantee Program (“TAGP”).  Additionally, First Financial Service Corporation and First Federal Savings Bank have also elected to continue to participate in the Debt Guarantee Program (“DGP”).  Both programs are part of the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program (“TLGP”).

Under TAGP, the FDIC will provide unlimited deposit insurance coverage for all non-interest bearing transaction accounts through December 31, 2009.  This includes traditional non-interest bearing checking accounts, certain types of attorney trust accounts and NOW accounts as long as the interest rate does not exceed one half percent.

Under DGP, the FDIC will guarantee certain senior unsecured debt of participating entities issued on or before June 30, 2009 with a maturity date of June 30, 2012 or sooner.  Senior unsecured debt includes Federal Funds with a stated maturity greater than thirty days, promissory notes, commercial paper and inter-bank certificates of deposit.

Chief Executive Officer, B. Keith Johnson stated, “We are pleased to continue participation in the Transaction Account Guarantee Program that will provide an unlimited FDIC insurance coverage for all non-interest bearing transaction accounts through the end of 2009. This coverage is in addition to and separate from the coverage available under the FDICs general deposit insurance rules.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves seven contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 20 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP